Exhibit 99.1
Hercules Capital Reports Second Quarter 2025 Financial Results

Q2 2025 Total Gross Debt and Equity Commitments of $1.0 Billion

Record Q2 2025 Total Gross Fundings of $709.1 Million

Record 1H 2025 Total Debt and Equity Commitments of $2.02 Billion

Record 1H 2025 Total Gross Fundings of $1.25 Billion

Record Q2 2025 Net Investment Income "NII" of $88.7 Million

Q2 2025 NII of $0.50 per Share provides 125% Coverage of the Base Cash Distribution

Closed Upsized Offering of $350.0 Million of 6.000% Unsecured Notes due 2030

Renewed and Increased Its Credit Facility with MUFG Bank, Ltd. to $440.0 Million

Conservative Balance Sheet Management with Net GAAP Leverage of 95.0% and Net Regulatory Leverage of 78.7%

Inclusive of the Adviser Funds Advised by Hercules Adviser LLC, its Wholly-owned Subsidiary, Hercules had over $1.0 Billion of Available Liquidity as of the end of Q2 2025

Undistributed Earnings Spillover of $134.1Million, or $0.74(1) per Ending Shares Outstanding

Over $5.3 Billion of Assets Under Management, an Increase of 16.5% Year-over-Year(2)

Hercules Adviser LLC now Manages Approximately $1.6 Billion in Committed Debt and Equity Capital after Completing the First Close of Its Fourth Institutional Private Credit Fund
Q2 2025 Financial Achievements and Highlights
•Record Total Investment Income of $137.5 million, an increase of 10.0% year-over-year
•Record NII of $88.7 million, or $0.50 per share, an increase of 7.7% year-over-year
•Total gross debt and equity commitments of $1.0 billion, an increase of 45.7% year-over-year
•Net Hercules debt and equity commitments of $798.6 million(3)
•Record total gross fundings of $709.1 million, an increase of 53.7% year-over-year
•Net Hercules fundings of $557.4 million(3)
•Unscheduled early principal repayments or “early loan repayments” of $267.4 million, an increase of 102.9% from $131.8 million in Q1 2025

Exhibit 99.1
•$785.6 million of available liquidity, subject to existing terms and covenants
•17.1% Return on Average Equity “ROAE” (NII/Average Equity)(4)
•8.6% Return on Average Assets “ROAA” (NII/Average Assets)
•GAAP leverage of 97.4% and regulatory leverage of 81.1%(5)
•Net GAAP leverage (includes SBA debentures and excludes cash) of 95.0% and net regulatory leverage (excludes SBA debentures and cash) of 78.7%
•Net Asset Value “NAV” of $11.84, an increase of 2.5% from Q1 2025
•13.9% GAAP Effective Yield and 12.5% Core Yield(6), a non-GAAP measure

Year-to-date ending June 30, 2025 Financial Highlights
•Record 1H 2025 Total Investment Income of $257.0 million, an increase of 4.2% year-over-year
•Record 1H 2025 NII of $166.2 million, an increase of 2.9% year-over-year
•Record 1H 2025 total gross new debt and equity commitments of $2.02 billion, an increase of 23.0% year-over-year
•Record 1H 2025 total gross fundings of $1.25 billion, an increase of 17.0% year-over-year
•1H 2025 Net debt investment portfolio growth of $461.9 million
•Unscheduled early loan repayments of $399.2 million
Footnotes:
(1)$0.76 per Weighted Average Shares Outstanding
(2)Assets under management includes assets managed by Hercules Capital, Inc. ("Hercules") and the Adviser Subsidiary (defined below)
(3)Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds (as defined below) which are external vehicles advised by Hercules Adviser LLC (the “Adviser Subsidiary")” during the quarter
(4)As presented above, ROAE is (i) sourced from Hercules as of June 30, 2025 and (ii) based on NII, excluding realized and unrealized gains/losses
(5)Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration (“SBA”) debentures
(6)Core Yield excludes early loan repayments, dividends from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments

SAN MATEO, Calif., July 31, 2025 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the second quarter ended June 30, 2025.

“Our vibrant ecosystem and industry-leading investment team has provided a robust pipeline of high-quality investment opportunities that delivered over $1.0 billion of new debt and equity commitments for the second consecutive quarter and record fundings of over $709.0 million in Q2,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “In the first half of 2025, we achieved records for both gross originations and fundings of $2.02 billion and $1.25 billion, respectively. Our net investment income of $0.50 per share provided 125% coverage of our base distribution. Moreover, we have delivered core income in excess of $100.0 million for nine consecutive quarters, demonstrating the resilient and consistent earnings power of our platform."

Exhibit 99.1
Bluestein concluded, “We continue to strengthen our balance sheet and liquidity to support our growth objectives. We successfully raised a new institutional bond of $350.0 million, renewed and increased our credit facility with MUFG to $440.0 million and recently completed a first close of our Adviser Subsidiary's fourth institutional private credit fund, all of which continue to position us well to evaluate and potentially identify the best risk-adjusted opportunities for our shareholders."

Q2 2025 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q2 gross new debt and equity commitments totaling $1.0 billion and Q2 gross new fundings totaling $709.1 million.

During the second quarter, Hercules realized early loan repayments of $267.4 million which, along with normal scheduled amortization of $2.6 million, resulted in total debt repayments of $270.0 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $192.1 million during the second quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q1 2025 to Q2 2025

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at March 31, 2025	$3,785.2	$178.5	$31.3	$3,995.0
New fundings(a)	705.8	1.0	2.3	709.1
Fundings assigned to or directly funded by Adviser Funds	(150.8)	(0.4)	(0.5)	(151.7)
Principal payments received on investments	(2.6)	—	—	(2.6)
Early payoffs(b)	(267.4)	—	—	(267.4)
Assets Sale - Participants	(47.5)	—	—	(47.5)
Net changes attributed to conversions, liquidations, and fees	(45.4)	4.9	(1.9)	(42.4)
Net activity during Q2 2025	192.1	5.5	(0.1)	197.5
Balances at Cost at June 30, 2025	$3,977.3	$184.0	$31.2	$4,192.5

Balances at Fair Value at March 31, 2025	$3,739.2	$153.8	$31.5	$3,924.5
Net activity during Q2 2025	192.1	5.5	(0.1)	197.5
Net change in unrealized appreciation (depreciation)	38.9	2.6	4.1	45.6
FX unrealized gain (loss)	8.5	0.4	—	8.9
Total net activity during Q2 2025	239.5	8.5	4.0	252.0
Balances at Fair Value at June 30, 2025	$3,978.7	$162.3	$35.5	$4,176.5
(a) Includes $4.5 million fundings associated with revolver loans during Q2 2025.
(b) Early payoffs includes $4.5 million paydowns on revolvers during Q2 2025.

Exhibit 99.1
Debt Investment Portfolio Balances by Quarter

(in millions)	Q2 2025	Q1 2025	Q4 2024	Q3 2024	Q2 2024
Ending Balance at Cost	$3,977.3	$3,785.2	$3,515.4	$3,415.7	$3,410.9
Weighted Average Balance	$3,884.1	$3,636.3	$3,437.2	$3,383.3	$3,334.9
Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q2 2025	Q1 2025	Q4 2024	Q3 2024	Q2 2024
First Lien Senior Secured	91.0%	90.9%	91.0%	89.5%	90.1%
Floating Rate w/Floors	97.8%	98.0%	97.4%	97.3%	97.4%

GAAP Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The GAAP effective yield on Hercules’ debt investment portfolio was 13.9% during Q2 2025 as compared to 13.0% for Q1 2025. The Company realized $267.4 million of early loan repayments in Q2 2025 compared to $131.8 million in Q1 2025, or an increase of 102.9%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yield, a non-GAAP measure, was 12.5% during Q2 2025, within the Company’s expected range of 12.0% to 12.5% and was relatively flat compared to 12.6% for Q1 2025. Hercules defines Core Yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $137.5 million for Q2 2025, compared to $125.0 million in Q2 2024. The increase is primarily attributable to a higher weighted average debt investment portfolio between periods.

Non-interest and fee expenses were $26.5 million in Q2 2025, compared to $24.0 million in Q2 2024. The increase was primarily due to an increase in employee compensation expenses.

Interest expense and fees were $25.7 million in Q2 2025, compared to $21.5 million in Q2 2024. The increase was primarily due to higher weighted average borrowings and the higher utilization of the credit facilities.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.0% in Q2 2025, as compared to 5.0% for Q2 2024.

Exhibit 99.1
NII – Net Investment Income

NII for Q2 2025 was $88.7 million, or $0.50 per share, based on 176.8 million basic weighted average shares outstanding, compared to $82.4 million, or $0.51 per share, based on 160.7 million basic weighted average shares outstanding in Q2 2024. The increase in NII is primarily attributable to an increase in total investment income due to a higher weighted average debt investment portfolio between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through June 30, 2025, (including net loan, warrant and equity activity and excluding loss on debt extinguishment, foreign exchange movements and other non-credit related losses) on investments totaled ($132.9) million, on a GAAP basis, spanning more than 20 years of investment activities.

When compared to total net new debt investment commitments during the same period of approximately $21.0 billion, the total realized gain/(loss) since inception of ($132.9) million represents approximately 63 basis points (“bps”), or 0.63%, of cumulative debt commitments, or an effective annualized loss rate of 3.1 bps, or 0.031%.

Realized Gains/(Losses)

During Q2 2025, Hercules had net realized losses of ($57.6) million primarily due to losses on debt and warrant investments and losses from foreign exchange movements.

Unrealized Appreciation/(Depreciation)

During Q2 2025, Hercules recorded $47.8 million of net unrealized appreciation, net of the impact of foreign currency movements. This is primarily attributable to $53.8 million of reversal of previous quarter depreciation upon a realization event, $2.9 million of net unrealized appreciation attributable to valuation movements in the privately held equity, warrant and investment funds, $1.9 million of net unrealized appreciation attributable to valuation movements on publicly traded equity and warrant investments, $1.8 million of net unrealized appreciation attributable to net foreign exchange movements and $0.4 million of net unrealized appreciation attributable to escrow and other investment related receivables (payables). This is partially offset by ($13.0) million of net unrealized depreciation on debt investments.

Portfolio Asset Quality

As of June 30, 2025, the weighted average grade of the debt investment portfolio, at cost, was 2.26 compared to 2.31 as of March 31, 2025, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various portfolio companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations. Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

Exhibit 99.1
As of June 30, 2025, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q2 2025 - Q2 2024 ($ in millions)
	Q2 2025		Q1 2025		Q4 2024		Q3 2024		Q2 2024
Grade 1 - High	$617.2	15.5%	$727.1	19.4%	$654.5	18.7%	$731.3	21.6%	$808.9	23.9%
Grade 2	$1,886.3	47.4%	$1,560.1	41.7%	$1,649.9	47.2%	$1,474.9	43.6%	$1,468.7	43.3%
Grade 3	$1,381.0	34.7%	$1,266.7	33.9%	$1,012.6	29.0%	$1,078.0	31.9%	$1,051.8	31.0%
Grade 4	$94.2	2.4%	$152.7	4.1%	$159.4	4.6%	$75.7	2.3%	$31.0	0.9%
Grade 5 - Low	$—	—%	$32.7	0.9%	$18.2	0.5%	$20.7	0.6%	$32.1	0.9%
Weighted Avg. (at Cost)	2.26		2.31		2.26		2.24		2.18

Non-Accruals

The number of loans on non-accrual decreased quarter-over-quarter. As of June 30, 2025, the Company had one (1) debt investment on non-accrual with an investment cost and fair value of approximately $9.8 million and $7.9 million, respectively, or 0.2% and 0.2% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of March 31, 2025, the Company had two (2) debt investment on non-accrual with an investment cost and fair value of approximately $72.2 million and $19.6 million, respectively, or 1.8% and 0.5% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q2 2025	Q1 2025	Q4 2024	Q3 2024	Q2 2024

Total Investments at Cost	$4,192.5	$3,995.0	$3,708.8	$3,609.9	$3,609.1
Loans on non-accrual as a % of Total
Investments at Value	0.2%	0.5%	0.5%	0.6%	0.9%
Loans on non-accrual as a % of Total
Investments at Cost	0.2%	1.8%	1.7%	2.6%	2.5%
Liquidity and Capital Resources

The Company ended Q2 2025 with $785.6 million in available liquidity, including $52.2 million in unrestricted cash and cash equivalents, and $733.4 million available under its credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

On June 16, 2025 the Company closed an upsized underwritten public offering of $350.0 million in aggregate principal amount of 6.000% notes due June 2030 (the "Notes"). The Notes are unsecured and bear interest at a rate of 6.000% per year, payable semiannually, will mature on June 16, 2030, and may be redeemed in whole or in part at any time or from time to time at the Company's option at par, plus a "make whole" premium, if applicable.
In addition to the Company's available liquidity, it has 19.6 million shares remaining available for issuance and sale under the equity ATM program. During the second quarter 2025, the Company sold 8.4 million shares of common stock under the equity ATM program for total net proceeds of $149.5 million (net of $1.4 million of offering expenses).

Exhibit 99.1
Credit Facilities

As of June 30, 2025, there were $66.0 million outstanding borrowings under Hercules’ $440.0 million committed credit facility with MUFG Bank, Ltd. and $115.1 million of outstanding borrowings and $0.5 million of outstanding letter of credits under Hercules’ $475.0 million committed credit facility and letter of credit facility with Sumitomo Mitsui Banking Corporation.

Leverage
As of June 30, 2025, Hercules’ GAAP leverage ratio, including its SBA debentures, was 97.4%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 81.1% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $52.2 million), was 78.7%. Hercules’ net leverage ratio, a non-GAAP measure (including its SBA debentures), was 95.0%.

Available Unfunded Commitments – Representing 11.0% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the portfolio company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.
As of June 30, 2025, the Company had $471.5 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 11.0% of Hercules’ total assets. This remained similar from the previous quarter of $455.7 million of available unfunded commitments or 11.3% of Hercules’ total assets.
Existing Pipeline and Signed Term Sheets
After closing $1.0 billion in new debt and equity commitments in Q2 2025, Hercules has pending commitments of $480.0 million in signed non-binding term sheets outstanding as of July 28, 2025. Since the close of Q2 2025 and as of July 28, 2025, Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $44.2 million and funded $33.5 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by the Adviser Subsidiary prior to or after closing.

Exhibit 99.1
The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
January 1 - June 30, 2025 Closed Commitments (a)(c)	$2,019.8
Q3 2025 Closed Commitments (as of July 28, 2025)(a)(c)	$44.2
Year-to-Date 2025 Closed Commitments (as of July 28, 2025)(a)(c)	2,064.0
Q3 2025 Pending Commitments (as of July 28, 2025)(b)	$480.0
Year-to-Date 2025 Closed and Pending Commitments (a)(b)(c)	$2,544.0
Notes:
a.Closed commitments may include renewals of existing credit facilities and equity commitments. Not all closed commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of June 30, 2025, the Company’s net assets were 2.2 billion, compared to $2.0 billion at the end of Q1 2025. NAV per share increased 2.5% to $11.84 on 181.7 million outstanding shares of common stock as of June 30, 2025, compared to $11.55 on 173.3 million outstanding shares of common stock as of March 31, 2025. The increase in NAV per share was primarily attributed to the accretion from ATM issuance.

Interest Rate Sensitivity
Hercules has an asset sensitive debt investment portfolio with 97.8% of its debt investment portfolio being priced at floating interest rates as of June 30, 2025, with a Prime or Non-Prime based (SOFR or SONIA) interest rate floor, combined with 91.4% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of June 30, 2025, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)

(200)	$(32,042)	$(7,208)	$(24,834)	$(0.14)
(100)	$(19,854)	$(3,604)	$(16,250)	$(0.09)
(75)	$(15,628)	$(2,703)	$(12,925)	$(0.07)
(50)	$(11,313)	$(1,802)	$(9,511)	$(0.05)
(25)	$(5,671)	$(901)	$(4,770)	$(0.03)
25	$6,415	$901	$5,514	$0.03
50	$12,951	$1,802	$11,149	$0.06
75	$20,337	$2,703	$17,634	$0.10
(1) Source; Hercules Form 10-Q for Q2 2025
(2) Earnings per share calculated on basic weighted shares outstanding of 176,809. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Exhibit 99.1
Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 76 portfolio companies with a fair value of $155.8 million and a cost basis of $179.5 million as of June 30, 2025. On a fair value basis, 22.8% or $36.9 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 100 portfolio companies with a fair value of $35.5 million and a cost basis of $31.2 million as of June 30, 2025. On a fair value basis, 31.1% or $11.1 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q2 2025

As of July 28, 2025, Hercules held debt, warrant or equity positions in four (4) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO and SPAC Activity as of Q2 2025

•In June 2025, Hercules' portfolio company Voyager Technologies, Inc., a space and defense company, completed its IPO. Hercules initially committed $58.0 million in venture debt beginning in June 2024.

M&A Activity in Q2 2025

•In May 2025, Hercules’ portfolio company Capella Space Corporation, a signals platform leader for top-secret government and commercial applications, has entered into a definitive agreement to be acquired by IonQ (NYSE: IONQ), a leading commercial quantum computing and networking company. Terms of the acquisition were not disclosed. The acquisition was completed in July 2025. Hercules committed $30.0 million in venture debt financing beginning in October 2021 and currently holds warrants for 176,200 shares of common stock, as of June 30, 2025.

•In June 2025, Hercules’ portfolio company Couchbase, Inc. (NASDAQ: BASE), the developer data platform for critical applications, has entered into a definitive agreement to be acquired by Haveli Investments, a technology focused investment firm, for approximately $1.5 billion in total consideration. The transaction is subject to customary closing conditions, including shareholder approval and receipt of required regulatory approvals. Upon completion of the transaction, Couchbase will become a privately-held company. Hercules committed $70.0 million in venture debt financing beginning in March 2019 and currently holds warrants for 105,350 shares of common stock, as of June 30, 2025.

•In June 2025, Hercules’ portfolio company 23andMe, Inc., a personal genomics and biotechnology company, completed an asset purchase by TTAM Research Institute, a nonprofit medical research organization, for $305.0 million. Hercules committed $5.1 million in venture debt financing beginning in January 2019 and currently holds 41,287 shares of common stock as of June 30, 2025.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Exhibit 99.1
Non-GAAP Financial Measures

To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s Core Yield (calculated as yield excluding early loan repayments, dividends from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments), core investment income (calculated as total investment income from debt investments excluding fees and other income accelerations attributed to early payoffs, deal restructuring, loan modifications, and other one-time income events, but includes income from expired commitments), net leverage ratio (calculated as net debt (i.e., debt less unrestricted cash) divided by total net assets), and its net regulatory leverage (calculated as net debt (i.e., debt less unrestricted cash), excluding SBA dentures, divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures.

Conference Call

Hercules has scheduled its second quarter 2025 financial results conference call for July 31, 2025 at 2:00 p.m. PT (5:00 p.m. ET). All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Investor Resources section of our website at investor.htgc.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 225-9448. International callers can access the conference call by dialing +1 (203) 518-9708. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID HTGCQ225. For interested parties, an archived replay will be available on a webcast link located on the Investor Resources section of Hercules Capital's website.

About Hercules Capital, Inc.
Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology and life sciences industries. Since inception (December 2003), Hercules has committed more than $23 billion to over 690 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC (the “Adviser Subsidiary”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Exhibit 99.1
Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara
Investor Relations and Corporate Communications
Hercules Capital, Inc.
650-433-5578
mhara@htgc.com

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $4,087,105 and $3,603,961, respectively)	$4,061,590	$3,546,799
Control investments (cost of $105,492 and $104,916, respectively)	114,896	113,179
Total investments, at fair value (cost of $4,192,597 and $3,708,877, respectively; fair value amounts related to a VIE $218,395 and $229,486, respectively)	4,176,486	3,659,978
Cash and cash equivalents	52,150	42,679
Foreign cash (cost of $137 and $70,445, respectively)	96	70,445
Restricted cash (amounts related to a VIE $1,050 and $3,297, respectively)	1,050	3,297
Interest receivable	34,862	32,578
Right of use asset	15,819	16,778
Other assets	4,016	5,836
Total assets	$4,284,479	$3,831,591

Liabilities
Debt (net of debt issuance costs of $31,054 and $14,310, respectively; amounts related to a VIE $111,150 and $118,769, respectively)	$2,064,166	$1,768,955
Accounts payable and accrued liabilities	52,341	54,861
Operating lease liability	16,897	18,194
Total liabilities	$2,133,404	$1,842,010

Net assets consist of:
Common stock, par value	182	171
Capital in excess of par value	2,097,216	1,900,490
Total distributable earnings	53,677	88,920
Total net assets	$2,151,075	$1,989,581
Total liabilities and net assets	$4,284,479	$3,831,591

Shares of common stock outstanding ($0.001 par value and 300,000 authorized)	181,729	170,575
Net asset value per share	$11.84	$11.66

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Investment income:
Interest and dividend income:
Excluding payment-in-kind (PIK) interest income
Non-control/Non-affiliate investments	$113,120	$99,314	$212,116	$202,239
Control investments	2,816	2,948	5,919	5,905
Total interest and dividend income, excluding PIK interest income	115,936	102,262	218,035	208,144
PIK interest income
Non-control/Non-affiliate investments	13,083	14,758	26,022	24,655
Control investments	552	509	1,086	509
Total PIK interest income	13,635	15,267	27,108	25,164
Total interest and dividend income	129,571	117,529	245,143	233,308
Fee income:
Non-control/Non-affiliate investments	7,847	7,441	11,747	13,179
Control investments	41	36	80	72
Total fee income	7,888	7,477	11,827	13,251
Total investment income	137,459	125,006	256,970	246,559
Operating expenses:
Interest	22,930	19,162	42,628	36,786
Loan fees	2,747	2,346	5,145	4,743
General and administrative	5,103	4,481	9,915	9,539
Tax expenses	1,068	1,754	1,980	2,465
Employee compensation:
Compensation and benefits	16,664	14,414	30,578	30,758
Stock-based compensation	3,662	3,343	7,264	6,477
Total employee compensation	20,326	17,757	37,842	37,235
Total gross operating expenses	52,174	45,500	97,510	90,768
Expenses allocated to the Adviser Subsidiary	(3,449)	(2,852)	(6,732)	(5,729)
Total net operating expenses	48,725	42,648	90,778	85,039
Net investment income	88,734	82,358	166,192	161,520
Net realized gain (loss) and net change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	(57,616)	(5,784)	(59,157)	2,384
Loss on extinguishment of debt	(21)	—	(36)	—
Total net realized gain (loss)	(57,637)	(5,784)	(59,193)	2,384
Net change in unrealized appreciation (depreciation):
Non-control/Non-affiliate investments	48,626	(33,216)	21,084	(26,753)
Control investments	(836)	(1,506)	1,141	(4,335)
Total net change in unrealized appreciation (depreciation)	47,790	(34,722)	22,225	(31,088)
Total net realized gain (loss) and net change in unrealized appreciation (depreciation)	(9,847)	(40,506)	(36,968)	(28,704)
Net increase (decrease) in net assets resulting from operations	$78,887	$41,852	$129,224	$132,816

Net investment income before gains and losses per common share:
Basic	$0.50	$0.51	$0.95	$1.01
Change in net assets resulting from operations per common share:
Basic	$0.44	$0.26	$0.74	$0.83
Diluted	$0.43	$0.25	$0.73	$0.82
Weighted average shares outstanding:
Basic	176,809	160,748	173,231	159,096
Diluted	190,777	161,309	182,159	159,614
Distributions paid per common share:
Basic	$0.47	$0.48	$0.94	$0.96

Exhibit 99.1
Unaudited reconciliation of core investment income from GAAP basis total investment income are as follows:

(in thousands)	For the Three Months Ended June 30,
	2025	2024
GAAP Basis:
Total investment income	137,459	125,006
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(12,835)	(8,588)
Non-GAAP Basis:
Core investment income	124,624	116,418
Less: bank interest income, dividend income, and other investment income from other assets	(3,191)	(3,151)
Core investment income from debt portfolio	121,433	113,267

Unaudited reconciliation of core yield from GAAP effective yield:

	For the Three Months Ended
	June 30, 2025	March 31, 2025
GAAP Basis: Effective yield(1)	13.9%	13.0%
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(1.4)%	(0.4)%
Non-GAAP Basis: Core yield	12.5%	12.6%
(1)Yield calculated using “Total investment income” excluding bank interest, dividend income, and investment income from other assets for the three months ended June 30, 2025 and March 31, 2025.

Unaudited reconciliation of net leverage ratio from GAAP leverage ratio:

June 30, 2025
GAAP Basis: Leverage ratio	97.4%
Less: cash, cash equivalents and foreign cash	(2.4)%
Non-GAAP Basis: Net leverage ratio	95.0%

Unaudited reconciliation of net regulatory leverage ratio from GAAP regulatory leverage ratio:

June 30, 2025
GAAP Basis: Regulatory leverage ratio	81.1%
Less: cash, cash equivalents and foreign cash	(2.4)%
Non-GAAP Basis: Net regulatory leverage ratio	78.7%